ARTICLES OF INCORPORATION

OF

  Longdan Holding Incorporation

     The undersigned natural persons acting as incorporators of a corporation (the  "Incorporation") under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Articles of Incorporation.

ARTICLE 1

NAME

     The name of the Incorporation is Longdan Holding Incorporation.

ARTICLE 2

PURPOSE

     The Incorporation shall have the purpose of engaging in any lawful business activity.

ARTICLE 3

INITIAL RESIDE OFFICE

     The company name and address of the initial resident agency of USChina Channel Inc. is Incorp Services Incorporation, 3155 East Patrick Lane Suite 1, Las Vegas, NV 89120-3481.

ARTICLE 4

AUTHORIZED SHARES

The total authorized shares are thirty millions (30,000,000) of common stock, comprised of:

•

One Hundred Seventy Five Thousand (175,000) authorized shares of Series A Common Stock, $.0001 par value per share (“Series A Common”).

•

Fourteen millions (14,000,000) authorized shares of Series B Common Stock, $.0001 par value per share (“Series B Common”).

•

Fifteen millions and eight hundred twenty five thousand (15,825,000).Series C Common Stock, $.0001 par value per share (“Series C Common”).

The convertibility, vote power and dividend right of three series common stocks are as follows:

•

Every share of the Series A Common Stock will have ten (10) votes and shall be convertible into one share of the Series B Common Stock at any time by the election of the holder.

•

Every share of the Series B Common Stock will have one vote.

•

Every share of the Series C Common stock will have one-tenth (0.1) vote; and shall be convertible into one-tenth (0.1) share of the Series B Common Stock at any time by the election of the holder.

•

All Series of shares, on the convertible to Series B basis, are equal to each other with respect to liquidation and dividend rights.

ARTICLE 5

DIRECTORS

     Section 5.1 Style of Governing Board. The members of the governing board of the Incorporation shall be styled as Directors.

     Section 5.2 The Initial Board of Directors.  The initial Board of Directors shall consist of five (5) Directors.

     Section 5.3 Names and Addresses. The names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:

                   Zhilin Zhang (Chairman)

                   No.1, 2nd Floor, 308 Qing Tai Road,

                   Hanyang, Wuhan, Hubei

                   People's Republic of China

                   Hua Zhang

                   Floor 21, Jiangtian Building

                   No. 586 Wuluo Road, Wuchang District

                   Wuhan, Hubei, China, 430070

                   Bing Hu

                   Floor 21, Jiangtian Building

                   No. 586 Wuluo Road, Wuchang District

                   Wuhan, Hubei, China, 430070

                   Chun Li

                   Floor 21, Jiangtian Building

                   No. 586 Wuluo Road, Wuchang District

                   Wuhan, Hubei, China, 430070

                   Jinzhong Yu

                   Floor 21, Jiangtian Building

                   No. 586 Wuluo Road, Wuchang District

                   Wuhan, Hubei, China, 430070

     Section 5.4 Increases or Decrease of Directors.  The number of Directors of the Incorporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

ARTICLE 6

DISTRIBUTIONS

     The Corporation shall be entitled to make distributions to the fullest extent permitted by law.

ARTICLE 7

RELEASE AND INDEMNIFICATION

     To the fullest extent permitted by Connecticut law, the Directors and officers of the Incorporation shall be released from personal liability for damages to the Incorporation or its stockholders.  To the fullest extent permitted by Connecticut law, the Incorporation shall advance expenses to its Directors and officers to defend claims made against them because they were or are Directors or officers and shall indemnify its Directors and officers from liability for expenses incurred as a result of such claims.  The Incorporation may provide in its Bylaws that indemnification is conditioned on receiving prompt notice of the claim and the opportunity to settle or defend the claim.

ARTICLE 8

INCORPORATOR

     The name and address of the incorporator of the Corporation is as follows:

                  Andrew Chien

                  665 Ellsworth Avenue

                  New Haven, CT 06511

                  Executed this 5th day of November 2007.

                  /s/Andrew Chien

                  ----------------------------

                  Andrew Chien, Incorporator